Exhibit 24
POWER OF ATTORNEY
     The undersigned director and/or officer of Life Time Fitness, Inc., a Minnesota corporation, does hereby make, constitute and appoint Bahram Akradi, Michael R. Robinson and Eric J. Buss, and each or any one of them, the undersigned’s true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as such director and/or officer of said Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments, including post-effective amendments, thereto, to be filed by said Company with the Securities and Exchange Commission, Washington, D.C., in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of said Company to be issued in connection with the Employee Stock Purchase Plan, and to file the same, with all exhibits thereto and other supporting documents, with said Commission, granting unto said attorneys-in-fact, and each or any one of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.
          IN WITNESS WHEREOF, the undersigned has hereunto set the undersigned’s hand this 28th day of June, 2006.

Signature	Title

/s/ Bahram Akradi Bahram Akradi	Chairman of the Board of Directors, President and Chief Executive Officer

/s/ Michael R. Robinson Michael R. Robinson	Executive Vice President and Chief Financial Officer

/s/ John M. Hugo John M. Hugo	Controller

/s/ Giles H. Bateman Giles H. Bateman	Director

/s/ Timothy C. DeVries Timothy C. DeVries	Director

/s/ James F. Halpin James F. Halpin	Director

/s/ Guy C. Jackson Guy C. Jackson	Director

/s/ David A. Landau David A. Landau	Director

/s/ Stephen R. Sefton Stephen R. Sefton	Director